UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 18, 2024

Date of Report (Date of earliest event reported)

SHAKE SHACK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36823	47-1941186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

225 Varick Street, Suite 301 New York, New York	10014
(Address of principal executive offices)	(Zip Code)

(646) 747-7200

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	SHAK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On March 18, 2024, the Board of Directors (the “Board”) of Shake Shack Inc. (“Shake Shack”) appointed Robert Lynch to serve as its Chief Executive Officer, effective as of May 20, 2024 (the “Effective Date”). In addition, Mr. Lynch has been appointed as a member of Shake Shack’s Board of Directors, also effective as of the Effective Date.

From August 2019 until the present, Mr. Lynch, 47, has served as President and CEO of Papa John’s International, Inc. Mr. Lynch will succeed Randy Garutti who, as previously disclosed, will resign as Chief Executive Officer and as a member of the Board as of the Effective Date, but will serve as an advisor through the end of this year to ensure a smooth transition. Previously, Mr. Lynch was President of Arby’s, one of the largest sandwich restaurant brands in the world, with more than 3,400 restaurants across eight countries, since August 2017 where he led operations, marketing, culinary, development and digital transformation. Mr. Lynch previously served as Arby’s Brand President and Chief Marketing Officer from September 2013 until August 2017. Prior to joining Arby’s, Mr. Lynch served as Vice President of Marketing at Taco Bell since 2012. Mr. Lynch has over 25 years combined experience in the QSR and consumer packaged goods industries and has also held senior roles at BJ Heinz Company and Procter & Gamble. Mr. Lynch is a graduate of the University of Rochester, where he obtained his B.A. and M.B.A.

In connection with his appointment, Mr. Lynch entered into an Employment Agreement (the “Employment Agreement”) with Shake Shack, and its subsidiaries SSE Holdings, LLC and Shake Shack Enterprises, LLC (together with Shake Shack, the “Company”). All capitalized terms used but not defined in this Form 8-K shall be as set forth in the Employment Agreement. The term of Mr. Lynch’s employment will be 3 years from the Effective Date, subject to automatic 1-year extensions unless either party gives notice of non-extension no later than 90 days prior to the expiration of the then-applicable term.

Mr. Lynch will receive an initial annual base salary of $1.0 million, subject to annual review by the Board. During the portion of the term beginning after the conclusion of fiscal 2024, Mr. Lynch will be eligible to receive an annual bonus, semi-annual bonus, or such other periodic bonus as determined by the Board (or the Board’s Compensation Committee), in each case based on an annualized target bonus opportunity of 150% of his annual base salary, payable upon the attainment of Company performance goals established by the Board (or the Compensation Committee), with the opportunity to make up to 200%, on an annualized basis, of his annual base salary, if the performance goals established by the Board are exceeded. For fiscal 2024, Mr. Lynch will receive a pro rata amount of an annual performance-based bonus, with such pro rata amount being determined in accordance with the preceding sentence. During the term, Mr. Lynch will be eligible to receive an annual equity award. For fiscal 2024, on the Effective Date, Mr. Lynch will receive an annual equity award comprised of restricted stock units for such number of shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of $2.0 million, as calculated using the 30-day trailing average closing stock price (as determined based on the Effective Date) of the Company’s Class A common stock. Provided that Mr. Lynch remains employed through the applicable vesting dates, the restricted stock units will vest in 4 equal installments, beginning on the 1st anniversary of the award date and continuing on each of the following 3 anniversaries of the award date. In addition, for fiscal 2024, on the Effective Date, Mr. Lynch will receive an annual equity award comprised of performance stock units representing the right to receive shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of $3.0 million, as calculated using the 30-day trailing average closing stock price (as determined based on the Effective Date) of the Company’s Class A common stock. Provided that the performance criteria that have been established by the Compensation Committee of the Board have been met and Mr. Lynch remains employed through the applicable vesting date, the performance stock units will vest in full on the 4th anniversary of the award date.

In addition, Mr. Lynch will receive a signing cash award equal to a pro rata amount of 150% of his annual base salary. The signing cash award will be payable within 30 days after the end of fiscal 2024 if Mr. Lynch remains employed through the date of payment; provided, however, that Mr. Lynch will be entitled to the signing cash award in the event his employment terminates without Cause or by Mr. Lynch with Good Reason prior to the date of payment. Mr. Lynch also will receive a signing restricted unit signing award comprised of restricted stock units for such number of shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of $1.6 million, as calculated using the 30-day trailing average closing stock price (as determined based on the Effective Date) of the Company’s Class A common stock. Provided that Mr. Lynch remains employed through the applicable vesting dates, the signing restricted stock units will vest in 2 equal installments on the 1st and 2nd anniversaries of the award date. Mr. Lynch also will receive a signing performance stock unit award representing the right to receive shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of $4.2 million, as calculated using the 30-day trailing average closing stock price (as determined based on the Effective Date) of the Company’s Class A common stock. Provided that the performance criteria that have been established by the Compensation Committee of the Board have been met and Mr. Lynch remains employed through the applicable vesting date, the signing performance stock units will vest in full on the 3rd anniversary of the award date.

The Employment Agreement provides for severance upon a termination by the Company without Cause or by Mr. Lynch for Good Reason, in each case, subject to his execution and non-revocation of a waiver and release of claims. In either such event, Mr. Lynch will be entitled to severance consisting of (a) continued payment of his base salary through the 18-month anniversary of the termination of his employment (or the 24-month anniversary if such termination occurs within 12 months following a Change in Control); provided, that if Mr. Lynch commences employment with a non-competitive business at any time during the severance period, the Company’s annual base salary obligations will be reduced on a dollar for dollar basis by Mr. Lynch’s annual base salary at his subsequent employer, (b) a pro rata portion of the performance-based cash bonus for the year of termination based on actual Company performance (or, if such termination occurs within 12 months following a Change in Control, the full target amount of such performance-based cash bonus), (c) accelerated vesting of a pro rata portion of any restricted stock unit awards that, absent such termination, would have vested through the 18-month anniversary of the termination of his employment (or, if such termination occurs within 12 months following a Change in Control, such pro rata portion of all outstanding restricted stock unit awards), (d) continued eligibility to receive a pro rata portion of any performance stock unit awards, subject to the performance measure being achieved, which performance measurement period would have ended over the 18-month period following the termination of his employment (or, if such termination occurs within 12 months following a Change in Control, such pro rata portion of all outstanding performance stock unit awards), and (e) reimbursement of a portion of any COBRA premiums for a period of up to 18 months equal to the amount the Company pays for the health insurance premiums of then-current executive level employees.

Mr. Lynch will work out of the Company’s corporate office in New York City. For fiscal 2024, Mr. Lynch will be entitled to a stipend of $8,000 per month on account of traveling to and from his primary residence and the Company’s corporate office, which will include housing and commuting expenses.

Mr. Lynch will be subject to certain non-competition and non-solicitation restrictions for an 18-month period after termination of employment, during which time he may not compete, directly or indirectly, with the Company in the business of developing, managing, and/or operating of (a) "better burger" restaurants, (b) "quick service" or "fast food" restaurants with an emphasis on hamburgers, or (c) restaurants the derive 50% or more of their revenues from the sale of hamburgers, hot dogs, chicken, French fries, and/or frozen desserts.

There is no arrangement or understanding between Mr. Lynch and any other persons or entities pursuant to which Mr. Lynch was appointed to serve as Chief Executive Officer. Nor are there any related party transactions between the Company and Mr. Lynch that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the employment agreement with Mr. Lynch is filed as Exhibit 10.1 to this current report on Form 8-K. The above summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement. In addition, Mr. Lynch will execute the Company’s form of indemnification agreement, a copy of which has been filed as Exhibit 10.21 to the Company’s Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission on January 20, 2015.

Item 7.01 Regulation FD Disclosure

A copy of the press release containing the announcement of Mr. Lynch’s appointment is attached hereto as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Employment Agreement, dated March 18, 2024, effective May 20, 2024, by and among Robert Lynch, Shake Shack Inc., SSE Holdings, LLC, and Shake Shack Enterprises, LLC

99.1 Press Release dated March 21, 2024, announcing appointment of Robert Lynch to serve as the Chief Executive Officer of the Company

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shake Shack Inc.
(Registrant)

Dated: March 21, 2024	By:	/s/ Ronald Palmese, Jr.
Ronald Palmese, Jr.
Chief Legal Officer